EXHIBIT 10.36

CLOVIS COMMUNITY BANK

SECOND AMENDED AND RESTATED

 DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is entered into this 13th day of February, 2002 by and between CLOVIS COMMUNITY BANK, a California-chartered commercial bank located in Clovis, California (the “Company”), and                          (the “Director”).

INTRODUCTION

Whereas, the Director has contributed substantially to the success of the Company and its parent corporation,

Whereas, to encourage the Director to remain a Director of the Company, the Company is willing to provide a deferred fee opportunity to the Director payable out of the Company’s general assets,

Whereas, the Director and the Company are parties to an Amended and Restated Deferred Fee Agreement dated November 14, 1996,

Whereas, the parties to this Agreement intend that this Agreement supersede and replace in its entirety the November 14, 1996 Amended and Restated Deferred Fee Agreement, which November 14, 1996 Amended and Restated Deferred Fee Agreement shall become void and of no further force or effect on the date that this Agreement becomes effective,

Whereas, the Director made an initial deferral election by filing with the Company a signed Election Form within fifteen days after November 1, 1993, and whereas that Election Form shall continue in effect with this Agreement and does not become void pursuant to the immediately preceding paragraph with the cancellation of the November 14, 1996 Amended and Restated Deferred Fee Agreement,

Whereas, amounts deferred under the Amended and Restated Deferred Fee Agreement dated November 14, 1996 will be “rolled over” and covered under this Agreement,

Whereas, the Company will pay the benefits from its general assets,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Change of Control” means that any of the following events occur:

(a)           Merger: Central Valley Community Bancorp, parent corporation of Clovis Community Bank, merges into or consolidates with another corporation, or merges another corporation into Central Valley Community Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of Central Valley Community Bancorp’s voting securities immediately before the merger or consolidation.  For purposes of this Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

(b)           Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of Central Valley Community Bancorp’s voting securities, but this paragraph (b) shall not apply to beneficial ownership of voting securities of Central Valley Community Bancorp held in a fiduciary capacity by an entity in which Central Valley Community Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities, or beneficial ownership of voting securities held by an employee benefit plan maintained for the benefit of Clovis Community Bank employees, or

(c)           Change in Board Composition: during any period of two consecutive years, individuals who constitute Central Valley Community Bancorp’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that, for purposes of this paragraph (c), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

1.2           “Code” means the Internal Revenue Code of 1986, as amended.

1.3                                 “Corporation” means Central Valley Community Bancorp.

1.4                                 “Deferral Account” or “Deferred Account” means the Company’s accounting of  the Director’s accumulated Deferrals plus accrued interest.

1.5                                 “Deferrals” means the amount of the Director’s Fees, which the Director elects to defer according to this Agreement.

1.6                                 “Disability” means the Director’s inability to perform substantially all normal duties of a director, as determined by the Company’s Board of Directors in its sole discretion.  As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.7           “Effective Date” means February 13, 2002.

1.8           “Election Form” means the Form attached as Exhibit A.

1.9           “Fees” means the total directors fees payable to the Director during a Plan Year.

1.10         “Normal Retirement Age” means the Director’s ____ birthday.

1.11         “Normal Retirement Date” means the later of the Normal Retirement Age or

Termination of Service.

1.12                           “Plan Year” means the calendar year.

1.13                           “Projected Benefit” means the balance that would have accumulated in the Director’s Deferral Account at Normal Retirement Age if it is assumed that the Director: (1) continued to defer Fees at the same rate that the Director had been deferring Fees on the date of the Director’s death and (2) the Director reached Normal Retirement Age.

1.14                           “Termination for Cause” means the Company’s board of directors or a duly authorized committee of the board of directors determines at any time that the Director will not be nominated by the board or committee for reelection as a Director of Central Valley Community Bancorp after the expiration of his current term, or if the Director is removed as a director of the Company, in either case because of the Director’s:

(a)           gross negligence or gross neglect of duties, or

(b)           commission of a felony, or commission of a misdemeanor involving moral turpitude, or

(c)           fraud, disloyalty, dishonesty, or willful violation of any law or significant policy of Central Valley Community Bancorp or the Company, or

(d)           removal from service or permanent prohibition from participation in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [ 12 U.S.C. 1818(e)(4) or (g)(1)].

1.15                           “Termination of Service” means the Director ceasing to be a member for the Company’s Board of Directors for any reason whatsoever.

ARTICLE 2

DEFERRAL ELECTION

2.1                                 INITIAL ELECTION. The Director made an initial deferral election under this Agreement by filing with the Company a signed Election Form within fifteen (15) days after November 1, 1993.  The Election Form set forth the amount of Fees to be deferred and the form of benefit payment.  The Election Form was effective to defer only Fees earned after the date the Election Form is received by the Company.  Such Initial Election (or any subsequent election under Section 2.2 that is in effect) shall continue in effect with this Agreement.

2.2                                 ELECTION CHANGES

2.2.1                        GENERALLY. The Director may modify the amount of Fees to be deferred by filing a subsequent signed Election Form with the Company and obtaining written approval by the Board of Directors of the Company. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company. The Director may not change the form of benefit payment initially elected under Section 2.1 without the written approval of the Board of Directors of the Company.

2.2.2                        HARDSHIP. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company may reduce future deferrals under this Agreement.

ARTICLE 3

 DEFERRAL ACCOUNT

3.1                                 ESTABLISHING AND CREDITING. The Company shall continue to credit the Deferral Account on its books for the Director, and shall credit to the Deferral Account the following amounts:

3.1.1                        DEFERRALS. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2                        INTEREST. At the end of each Plan Year under this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, unless otherwise stated, interest is to be credited on the account balance since the preceding credit under this Section 3.1.2, if any, equal to the rate determined by the Company’s Board of Directors, in its sole discretion.

3.2                               STATEMENT OF ACCOUNTS. The Company shall provide to the Director, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

3.3                               ACCOUNTING DEVICE ONLY. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a segregated fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

ARTICLE 4

LIFETIME BENEFITS

4.1      NORMAL BENEFIT. Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1                        AMOUNT OF BENEFIT. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Normal Retirement Date.

4.1.2                      PAYMENT OF BENEFIT. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form.

4.2                               EARLY TERMINATION BENEFIT. Upon Termination of Service prior to the Normal Retirement Age for reasons other than death, Change of Control or Disability, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1                        AMOUNT OF BENEFIT. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Termination of Service

4.2.2                      PAYMENT OF BENEFIT. The Company shall pay the early termination benefit to the Director in a lump sum within forty-five (45) days after the Director’s Termination of Service if early termination occurs within five years of the Agreement’s Effective Date hereof.  If early termination occurs after the Director has accrued five years of Deferrals, the early termination benefit shall be paid to the Director in the form elected by the Director on the Election Form.

4.3                                 DISABILITY BENEFIT. If the Director terminates service as a director for Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3.

4.3.1                        AMOUNT OF BENEFIT. The benefit under this Section 4.3 is the Deferral Account balance at the Director’s Termination of Service.

4.3.2                        PAYMENT OF BENEFIT. The Company shall pay the Disability benefit to the Director in a single lump sum within forty-five (45) days after the Director’s Termination of Service if Disability occurs within five years of the Agreement’s Effective Date hereof.  If Disability occurs after the Director has accrued five years of service, the Disability benefit shall be paid to the Director in the form elected by the Director on the Election Form.

4.4                               CHANGE OF CONTROL BENEFIT. If Termination of Service occurs within 12 months after the first occurrence of a Change of Control, excepting Termination for Cause, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement

4.4.1                        AMOUNT OF BENEFIT. The benefit under this Section 4.4 is the Deferral Account balance at the date of the Director’s Termination of Service

4.4.2                      PAYMENT OF BENEFIT. The Company shall pay the benefit to the Director in a lump sum within thirty (30) days after the Director’s Termination of Service.

4.5                               HARDSHIP DISTRIBUTION. Upon the Company’s determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

ARTICLE 5

  DEATH BENEFITS

 5.1                              SPLIT DOLLAR DEATH BENEFITS FOR DEATH DURING ACTIVE SERVICE.  If the Director dies before the Normal Retirement Age while in the active service of the Company, the Company shall pay to the Director’s beneficiary(ies) or estate the benefit described in the Split Dollar Agreement and Endorsement, attached to this Agreement as Addendum A, between the Company and the Director in lieu of any other benefit payable hereunder, in accordance with the terms and conditions of the Split Dollar Agreement and Endorsement unless the Director’s service with the Company terminated because of Termination for Cause.

5.2                                 SPLIT DOLLAR DEATH BENEFITS DURING PENDENCY OF COLLECTING DEFERRAL ACCOUNT BALANCE.  If the Director dies after any benefit payments provided pursuant to Article 4 have commenced under this Agreement but before receiving all such payments, the remaining benefits shall be paid to the Director’s beneficiary(ies) or estate pursuant to the benefit described in the Split Dollar Agreement and Endorsement, attached to this Agreement as Addendum A, between the Company and the Director in lieu of any other benefit payable hereunder, in accordance with the terms and conditions of the Split Dollar Agreement and Endorsement.

5.3                                 COLLECTION IN FULL OF DEFERRAL ACCOUNT BALANCE. The benefit described in the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A shall terminate upon payment in full by the Company to the Director of the Deferral Account maintained by the Company for the Director under this Agreement.

ARTICLE 6

BENEFICIARIES

6.1                               BENEFICIARY DESIGNATIONS. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.

6.2                               FACILITY OF PAYMENT. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE 7

GENERAL LIMITATIONS

7.1                               INSURANCE. The Company may acquire an insurance policy on the life of the Director. The Company will be the owner and beneficiary of the policy.

7.2                               SUICIDE. The Company shall not pay any benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within three years after the date of this Agreement.  In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on a resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

7.3                               GENERAL. Notwithstanding anything to the contrary contained in this Agreement, the Director is entitled to only one benefit which shall be determined by the first event to occur which is dealt with by this Agreement. Subsequent occurrence of events dealt with by this Agreement shall not entitle the Director or his or her beneficiaries to other or further benefits under this Agreement.

7.4                               TAX CONSEQUENCES. The Company does not insure or guarantee the tax consequences of payments provided hereunder for matters beyond its control, and the Director certifies that his decision to reduce and defer to receive his compensation is not due to any reliance upon financial, tax or legal advice given by the Company, and of its employees, agents, accountants or legal advisors.

7.5                                 TERMINATION FOR CAUSE. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Director’s Deferrals (i.e., the interest earned on the Deferred Account) if the Director’s Termination of Service results from Termination for Cause.  The Director’s Deferrals shall be paid to the Director in a manner to be determined by the Company.  No interest shall be credited on the Deferrals during any applicable installment period.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURES

8.1                               CLAIMS PROCEDURE. The Company shall notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.   If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

8.2                               REVIEW PROCEDURE. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company.  Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.  The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions for the Agreement on which the decision is based.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

ARTICLE 9

AMENDMENTS AND TERMINATION

The Company may amend or terminate this Agreement at any time prior to the Director’s Termination of Service by written notice to the Director. In no event shall this Agreement be terminated without payment to the Director of the Deferral Account balance attributable to the Director’s Deferrals and interest credited on such amounts unless the Agreement terminates as a result of Termination for Cause in which event the Director forfeits the interest credited on the Director’s Deferrals.

ARTICLE 10

 MISCELLANEOUS

10.1                         BINDING EFFECT. This Agreement shall bind the Director and the Company, and their beneficiaries, successors and assigns, survivors, executors, administrators and transferees.

10.2                           NO GUARANTEE OF SERVICE. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Company, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.

10.3                           NON-TRANSFERABILITY. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4                         TAX WITHHOLDING. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5                         APPLICABLE LAW. The Agreement and all rights hereunder shall be governed by the laws of California except to the extent preempted by the laws of the United States of America.

10.6                         UNFUNDED ARRANGEMENT. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

l0.7                            ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.8                       ADMINISTRATION. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

10.8.1      Interpreting the provisions of the Agreement;

10.8.2      Establishing and revising the method of accounting for the Agreement;

10.8.3      Maintaining a record of benefit payments; and

10.8.4      Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.9                           NAMED FIDUCIARY. The Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

COMPANY:
DIRECTOR	CLOVIS COMMUNITY BANK

By:	By:
Daniel J. Doyle
		Its:	President & Chief Executive Officer

EXHIBIT A

TO

SECOND AMENDED AND RESTATED

DIRECTOR DEFERRED FEE AGREEMENT

Deferral Election

I elect to defer fees under my Second Amended and Restated Director Deferred Fee Agreement with CLOVIS COMMUNITY BANK, as follows:

Amount of Deferral		Frequency of Deferral		Duration
(Initial and Complete One)		(Initial One		(Initial One)
☒	I elect to defer 100% of Fees	☐	Beginning of Year	☐	This year only
☐	I elect to defer $ of Fees	☒	Each fee period	☐	For Years
☐	I elect not to defer Fees	☐	End of year	☒	Until Termination of Service
				☐	Until ____________________ (date)

I understand that I may change the amount, frequency and duration of my deferrals by filing a new election form with CLOVIS COMMUNITY BANK and obtaining written approval of the Board of Directors of CLOVIS COMMUNITY BANK; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by CLOVIS COMMUNITY BANK.

Form of Benefit

I elect to receive benefits under the Agreement in the following form:

[Initial One]

           Lump Sum

           Equal monthly installments for One Hundred Twenty (     ) months

I understand that I may not change the form of benefit elected, even if I later change the amount of my deferrals under the Agreement without written approval of the Board of Directors of CLOVIS COMMUNITY BANK.

Beneficiary Designation

I designate the following as beneficiary of benefits under the Second Amended and Restated Director Deferred Fee Agreement payable following my death:

Primary:

Contingent:

NOTE: To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with CLOVIS COMMUNITY BANK.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature:

Date:	, 2002

Accepted by CLOVIS COMMUNITY BANK
this	day of	2002

By:
	Daniel J. Doyle
Title:	President & Chief Executive Officer